DATED 9 AUGUST 2018

(1)	BUNKER HILL Mining CORPORATION

(2)	HUMMINGBIRD RESOURCES PLC

AMENDED AND RESTATED

CONVERTIBLE LOAN AGREEMENT

Tel +44 (0)370 903 1000 Fax +44 (0)370 904 1099 mail@gowlingwlg.com www.gowlingwlg.com

CONTENTS

Clause		Page
1	Definitions and interpretation	2
2	The Loan	7
3	Purpose	9
4	Interest	9
5	Repayment	9
6	LENDER’S CONVERSION OPTION	9
7	REORGANISATION	11
8	Taxes	12
9	EXCLUSIVITY PERIOD	12
10	Representations and Warranties	13
11	COMPLIANCE	14
12	Undertakings	14
13	Events of Default	16
14	INDEMNITIES	18
15	announcements	19
16	Costs and expenses	19
17	Benefit of this Agreement	19
18	Assignments and transfers	19
19	Remedies and waivers	19
20	Severability	19
21	Notices	19
22	Law and Jurisdiction	20
23	Counterparts and delivery	20
24	third party rights	20
	SCHEDULE 1 - SHARE CAPITAL	23
	SCHEDULE 2 - WARRANTIES	22

THIS AGREEMENT is made the 2nd day of August 2018

BETWEEN:

(1)	BUNKER HILL MINING CORPORATION, a company incorporated in Nevada and whose registered office is situated at 1802 N. Carson Street, Suite 212, Carson City, Nevada 89701 (the “Company”); and

(2)	HUMMINGBIRD RESOURCES PLC a company incorporated and registered in England and Wales whose registered office is at 49-63 Spencer Street, Hockley, Birmingham, B18 6DE (the “Lender”).

RECITALS

(A)	The Lender has agreed to provide to the Company an unsecured loan in the aggregate sum of US$2,000,000 (Two Million United States Dollars) on and subject to the terms and conditions of this Agreement.

(B)	The sum of US$1,500,000 (One Million Five Hundred Thousand United States Dollars) (the “Initial Loan”) was transferred by the Lender to the Company on 13 June 2018.

AGREED TERMS

1	Definitions and interpretation

1.1	Definitions

In this Agreement the following expressions have the following meanings, unless the context otherwise requires:

Accounting Standards	International Financial Reporting Standards;

Accounts	the audited consolidated accounts of the Company and the Group for the financial year ended on 31 December 2017 (including the notes thereto and auditor’s report thereon);

Act	the Companies Act 2006 as amended;

Admission	in relation to any Common Shares means the admission of such Common Shares to trading on CSE becoming effective under the CSE Trading Rules and “Admitted” shall be construed accordingly;

Advance Date	any date on which any part of the principal amount of the Loan is transferred by the Lender to the Company;

Agreement	this agreement;

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Applicable Laws	means all applicable laws, statutes, regulations, directives, by-laws, orders, codes of conduct and mandatory guidelines which have legal effect, whether local, national, international or otherwise existing from time to time, in any jurisdiction together with any similar instrument having legal effect in the relevant circumstances (including, without limitation, the CSE Trading Rules);

Auditors	the auditors of the Company from time to time;

Bloomberg	Bloomberg LP, a financial information provider;

Business Day	a day (not being a Saturday or Sunday) on which clearing banks are open for normal business in London;

CSE	the Canadian Securities Exchange;

CSE Trading Rules	the trading rules of the CSE;

Closing Price	in respect of a particular Trading Day, the closing price for a Common Share on CSE, as reported by Bloomberg;

Common Shares	Common Shares in the capital of the Company;

Company’s Group or Group	the Company and its subsidiaries from time to time;

Constitution	the documents that form the constitution of the Company current at the date of this Agreement or as amended from time to time;

Conversion Amount	has the meaning given thereto in clause 6.1;

Conversion Date	has the meaning given thereto in clause 6.1;

Conversion Notice	has the meaning given thereto in clause 6.1;

Conversion Price	means the price at which the Initial Loan shall convert into Common Shares, being Can$0.85;

Conversion Shares	has the meaning given thereto in clause 6.2;

Delivery	in respect of any Conversion Shares, the delivery of such shares to the Lender and “Delivered” shall be construed accordingly;

Directors	the directors of the Company from time to time;

Encumbrance

any mortgage, charge, assignment by way of security, claim, hypothecation, pledge, lien, encumbrance, security interest, title retention, preferential right or trust arrangement or any other security agreement or arrangement, equity interest or third party interest whatsoever having the effect of security;

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EPA	the United States Environmental Protection Agency

EPA Agreement	the settlement agreement between the EPA, the Company and others dated 14 May 2018;

Insolvency Event	in relation to a company means:

(a)	that company suspends or threatens to suspend all or a substantial part of its operations (except in the ordinary course of its business), or all or a substantial part of its assets are expropriated by any governmental or other competent authority;

(b)	a meeting is convened or a petition is presented (which petition is not discharged within twenty-one (21) days of presentation) , or an order is made or an effective resolution is passed for the winding-up of that company, except for the purposes of a reconstruction or amalgamation whilst solvent on terms previously approved in writing by the Investor acting reasonably;

(c)	an order is made or a petition is presented for the appointment of an administrator to that company;

(d)	distress, execution or other legal process is levied against any of the assets of that company;

(e)	an encumbrancer takes possession or a receiver or administrative receiver is appointed of the whole or any part of the assets or undertaking of that company; or

(f)	that company: (i) ceases or suspends generally payment of its debts, or announces an intention to do so, or is unable to pay its debts, or is deemed unable to pay its debts within the meaning of sections 123(1)(e) or 123(2) of the Insolvency Act 1986; (ii) proposes, or its directors make a proposal for, a voluntary arrangement under part I of the Insolvency Act 1986; or (iii) enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors or, in respect of a company incorporated outside of England and Wales, an event analogous to the events set out in paragraphs (i) to (iii) occurs in respect of such company;

save that the solvent dissolution of any inactive subsidiary of the Company shall not be construed as an Insolvency Event;

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Loan	the unsecured loan of US$2,000,000 to be made available by the Lender to the Company under this Agreement comprising the Initial Loan and the Second Loan;

Material Adverse Change	a new event or change in circumstances that is material and adverse to the assets, financial condition or prospects of the Company’s Group, taken as a whole;

Material Licences	has the meaning set out in paragraph 10 of Schedule 2;

Maturity Date	has the meaning set out in clause 5.1;

New Warrants	the 1,167,143 warrants to be granted to the Company by the Lender pursuant to the New Warrant Deed;

New Warrant Deed	the deed granting the New Warrants executed immediately prior to this Agreement;

Party	either the Lender or the Company, as the context so permits, and “Parties” shall be construed accordingly;

Reorganisation

in relation to the Company, any bonus issue of shares or other issue of shares by way of capitalisation of profits or reserves, any consolidation or sub-division or reduction of capital, any capital dividend or any other reconstruction or adjustment relating to the equity share capital of the Company and any other amalgamation, arrangement, reconstruction or compromise or transaction affecting the share capital of the Company;

Second Conversion Price	means the price at which the Second Loan shall convert into Common Shares, being Can$0.45;

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Second Loan	means the sum of US$500,000 (Five Hundred Thousand United States Dollars);

subsidiary	has the meaning given to such term in the Act;

Taxes	all present and future taxes, levies, duties, charges, assessments, deductions or withholdings whatsoever, including any interest thereon and any penalties and fines with respect thereto, imposed, levied, collected or withheld pursuant to any law, regulation or other authorization having the force of law and “Taxation” shall be construed accordingly;

Trading Day	any day during which trading of securities takes place on CSE;

VAT	value added tax or other similar sales or turnover tax anywhere in the world;

VWAP	for any Trading Day, the volume weighted average price of the Common Shares on CSE as reported by Bloomberg under the symbol “BNKR.CN”;

Warrants	the 2,294,635 warrants granted by the Company to the Lender pursuant to the Warrant Deed;

Warrant Deed	the deed granting the Warrants executed on 13 June 2018;and

Warranties	the warranties and representations of the Company contained in clause 10 and Schedule 2 and a reference to a “Warranty” shall be construed accordingly.

1.2	Interpretation

(a)	In this Agreement:

(i)	the clause headings are included for convenience only and do not affect the construction of this Agreement;

(ii)	words denoting the singular include the plural and vice versa;

(iii)	words denoting one gender include each gender and all genders; and

(iv)	the words “includes”, “including” and “included” will be construed without limitation.

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(b)	In this Agreement, unless the context otherwise requires, references to:

(i)	a person shall be construed as including references to an individual, firm, company, corporation or unincorporated body of persons;

(ii)	documents, instruments and agreements are references to such documents, instruments and agreements as modified, amended, varied, supplemented or novated from time to time;

(iii)	the terms the “Lender” and the “Company” or a party to this Agreement include, where the context so admits, references to successors, transferees and assigns of any such person;

(iv)	recitals, clauses, schedules and appendices are references to recitals to this Agreement, clauses of this Agreement and schedules and appendices to this Agreement and references to this Agreement include its schedules and appendices;

(v)	paragraphs are references to paragraphs of the schedule in which the references appear;

(vi)	statutory provisions (where the context so admits and unless otherwise expressly provided) are construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time, and to any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(vii)	references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term; and

(viii)	a time of day is a reference to London time.

2	The Loan

2.1	Subject to the terms of this Agreement, and in reliance upon the Warranties and undertakings of the Company contained herein, the Lender agrees to make available to the Company the Loan.

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2.2	The Lender will only be obliged to advance the Loan to the Company if it has received the documents and evidence listed in clause 2.3 below in a form and substance reasonably satisfactory to the Lender.

2.3	The Lender shall not be required to advance the Loan to the Company unless the following conditions have been satisfied:

(a)	the Warranties being true and accurate, by reference to the facts and circumstances then existing;

(b)	the execution by the Company of the Warrant Deed and the delivery by the Company to the Lender of the executed Warrant Deed and accompanying Warrant certificates;and

(c)	the completion of an investment from Gemstone 102 Ltd. (“Gemstone”) on the following terms:

(i)	Financing Amount: US$ 548,947 which is Can$ 721,834 at US$/Can$ 0.76049;

(ii)	Units: 1,604,076 units where each unit consists of 1 Common Share and 1 warrant;

(iii)	Terms of Common Share: issue price of Can$ 0.45/share;

(iv)	Terms of Warrant: exercise price of C$0.60 and a term of 3 years; and

(v)	Ownership of Gemstone post transaction: 16.19% of Common Shares, and 19.9% on a partially diluted basis (assumes Gemstone’s proposal to simultaneously cancel all of its 2 million Can$2.00 warrants from the Company’s December 2017 financing).

2.4	The Lender shall be entitled to deduct up to £10,000 from Loan by way of contribution by the Company to the payment of the Lender’s legal fees for the preparation and negotiation of this Agreement and the New Warrant Deed.

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3	Purpose

The Company shall apply the Loan to pay US$1,000,000 due to the EPA in June 2018, approximately US$500,000 due to the EPA in September 2018 and for general working capital purposes.

4	Interest

4.1	The Company shall pay interest on the outstanding Loan at the rate of 10% per annum, such interest to accrue from the Advance Date up to the date of repayment or conversion in full of the Loan.

4.2	Interest on the outstanding amount of a Loan shall be calculated on a daily basis and based on a year of three hundred and sixty five (365) days.

4.3	The Company shall pay accrued and unpaid interest on the Conversion Date as provided in clause 6.1 or the Maturity Date to the extent the Lender does not exercise its conversion rights hereunder.

4.4	If the Company fails to pay any sum on the due date for payment under this Agreement or fails to allot and issue any Common Shares to the Lender in accordance with the terms hereunder, interest will accrue on a daily basis (payable on demand) on the outstanding principal amount of the Loan from the date of default until actual payment or conversion (both before and after judgement) at the rate of 20% per annum.

5	Repayment

5.1	The Loan, including accrued interest thereon, shall be repayable by the Company to a bank account notified in advance to the Lender on the date that is one (1) year from the Advance Date (the “Maturity Date”).

5.2	The Company shall not be entitled to prepay the Loan in part or in whole.

6	LENDER’S CONVERSION OPTION

6.1	Subject to this clause 6, the Lender shall have the option on any date specified by the Lender in its discretion prior to the Maturity Date (“Conversion Date”) by providing written notice to the Company (“Conversion Notice”), to require a conversion of all or part of the Loan and any accrued interest thereon into Common Shares, and the Company shall effect a conversion of such amount as is specified by the Lender in the Conversion Notice (the “Conversion Amount”) into Common Shares.

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6.2	The number of Common Shares to be issued in satisfaction of the Conversion Amount (the “Conversion Shares”) shall be equal to that number resulting when the Conversion Amount is divided by the Conversion Price or the Second Conversion Price (as the case may be).

6.3	The Company acknowledges that the Lender may sell some or all of the Conversion Shares allotted and issued to it at such times and in such numbers as the Lender may decide.

6.4	Notwithstanding the other provisions set out in this clause 6, and in the event the issuance to the Lender of any Conversion Shares then required to be issued hereunder would breach the Company’s constitution, or any laws or regulations, including the CSE Trading Rules or the rules of any other stock exchange on which the Common Shares are then listed, the Company may elect to make a cash payment to the Lender in lieu of and in full satisfaction of the obligation to issue such number of Conversion Shares as would otherwise give rise to such breach, with the balance being issued in accordance with the Conversion Notice. The Company undertakes to the Lender that before making any such election it shall use its best endeavours to obtain the consents and approvals necessary to issue the relevant Conversion Shares (including obtaining any shareholder authorities and the publication of any prospectus or offer document). If such consents and approvals cannot be obtained within two months of date of the Conversion Notice, the Company may elect to make the cash payment promptly which shall be equal to the number of Conversion Shares which may not be issued, multiplied by the higher of the Conversion Price or the Second Conversion Price (as the case may be) and the Closing Price on the date that the Lender serves the Conversion Notice.

6.5	Notwithstanding the other provisions set out in this clause 6, if at any time during the term of this Agreement, in the event the issuance to the Lender of any Conversion Shares then required to be issued hereunder would, together with the number of Common Shares which could arise on exercise of all the Lender’s outstanding rights to Common Shares under the Warrant Deed and New Warrant Deed, result in the Lender holding more than 9.999% of the Company’s issued Common Shares, the Company shall, instead of issuing any such Conversion Shares, be required to make a cash payment promptly to the Lender which shall be equal to the number of Conversion Shares which may not be issued, multiplied by the Conversion Price. The provisions of this clause shall cease to apply in circumstances where the Lender acquires any interest in Common Shares other than under the terms of this Agreement, the Warrant Deed or the New Warrant Deed, which, together with any Conversion Shares already issued and the number of Common Shares which could arise on exercise of all the Lender’s outstanding rights to Common Shares under the Warrant Deed or the New Warrant Deed, result in the Lender holding more than 9.999% of the Company’s issued Common Shares.

6.6	The restrictions on share issuance in clause 6.5 shall also cease to apply in circumstances where the Lender acquires any interest in Common Shares:

(a)	in acceptance of any general offer made for the share capital of the Company made in accordance with any applicable takeover rules and regulations where such offer relates to the entire issued share capital of the Company (other than any Common Shares held by the offeror or persons acting in concert with the offeror in relation to such offer); or

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(b)	in acceptance of a partial offer or tender offer for part of the share capital of the Company where the offeror may come to hold 30% or more of the voting rights of the Company as a result of the offer; or

(c)	in acceptance of any general offer made for the share capital of the Company made in accordance with any applicable scheme of arrangement, plan of arrangement, or pursuant to any merger or amalgamation; or

(d)	pursuant to the execution of an irrevocable commitment, deed or undertaking to accept an offer referred to in Clauses 6.6 (a), 6.6 (b), or 6.6(c) above or a sale to an offeror which is named in a public announcement of a firm intention to make an offer referred to in Clauses 6.6 (a), 6.6 (b), or 6.6(c) above; or

(e)	pursuant to an offer by the Company to purchase its own Common Shares which is made on identical terms to all holders of shares in the capital of the Company and otherwise complies with all legal and regulatory requirements.

6.7	Following conversion, and a) for so long as the Lender holds 5% or more of the Company’s issued Common Shares, it shall have the right but not the obligation to appoint and remove an observer to attend at all board meetings and all board committee meetings of the Company who shall be entitled to receive all documents delivered to board members and board committee members and shall have the right to be heard at all such meetings and b) for so long as the Lender holds 10% or more of the Company’s issued Common Shares, it shall have the right to appoint and remove a Director to the board of the Company.

7	REORGANISATION

7.1	If any Reorganisation takes place after the date of this Agreement, such adjustments shall be made to the Conversion Price or the Second Conversion Price (as the case may be) and number of Conversion Shares as the Auditors shall certify in writing to the Company and the Lender to be necessary in order that, after such adjustment:

(a)	the total number of Conversion Shares which may be issued pursuant to the Conversion Notice, is such that Conversion Shares when issued:

(i)	will carry as nearly as possible (and in any event not less than) the same proportion of the votes as the Conversion Shares would have carried prior to such adjustment; and

(ii)	will carry the entitlement to participate in the same proportion in the profits and assets of the Company as would the total number of Conversion Shares converted pursuant to the Conversion Notice immediately prior to the event giving rise to such adjustment;

7.2	The Company shall procure that no such event as is referred to in clause 7.1 shall occur prior to the end of the Maturity Period unless the Auditors shall either (i) prior to or (ii) contemporaneously with, the relevant resolution of the members of the Company or the Directors giving effect to or sanctioning such event, certify the appropriate adjustments. The Company shall send notice of such adjustments to the Lender as soon as practicable (and in any event no later than seven days) following such resolution as aforesaid.

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7.3	In calculating any entitlement to Conversion under this clause 7 fractions shall be rounded down to the nearest whole Common Share.

8	Taxes

8.1	All payments due to be made by the Company to the Lender under this Agreement, whether of principal, interest or otherwise, shall be made without deduction or withholding for, or on account of, any Taxes, except to the extent the Company is required by law to deduct or withhold any Taxes on any amounts payable hereunder. If at any time the Company is required to make any deduction or withholding in respect of Taxes from any payment due hereunder, then the Company shall pay any such additional amount to the Lender as is necessary to ensure that, after the making of such deduction or withholding, the Lender receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made. The Company shall use its reasonable endeavours to obtain from the applicable authority as soon as possible after making such payment (to the extent they are issued by such authority) an official receipt or other appropriate evidence issued by such authority evidencing that the payment has been duly remitted to the appropriate authority and shall furnish the Lender within ten (10) days of receipt of the same such official receipt or evidence.

8.2	Without prejudice to the provisions of clause 8.1, if the Lender is required to make any payment on account of Tax (and such Tax is directly incurred as a result of the Lender having entered into, performed its obligations under and received the benefits of this Agreement, and not being a Tax imposed on all or part of the Investor’s net income or as the result of any of the Lender’s business operations anywhere in the world) on any sum received or receivable under this Agreement by the Lender from the Company (including, without limitation, any sum received or receivable under this clause 8.2) the Company shall, upon demand of the Lender, indemnify the Lender against that payment or liability, together with any interest, penalties and reasonable expenses payable or incurred in connection therewith.

9	EXCLUSIVITY PERIOD

9.1	The following definitions apply to this clause 9:

Exclusivity Period: the period commencing on 13 June 2018 and ending on 13 December 2018.

Proposed Transaction: the Lender entering into any joint venture agreement, farm-in agreement, strategic partnership or similar agreement or arrangement with the Company or any member the Company’s Group; the acquisition by the Lender of all or some of the business and assets of the Company or the Company’s Group; or the acquisition by the Lender of all or some of the issued share capital of the Company or any member of the Company’s Group.

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Restricted Activity: each and any of the following:

a) entering into any joint venture agreement, farm-in agreement, strategic partnership or similar agreement or arrangement with the Company or any member of the Company’s Group;

b) the disposal (whether by way of sale, offer, transfer or otherwise) of all or any part of, or any interest in, the issued share capital of the Company or any member of the Company’s Group;

c) the disposal (whether by way of sale, offer, transfer or otherwise) of all, or any part of, the business or assets of the Company or any member of the Company’s Group (other than in the ordinary course of trading).

Third Party: any person other than the Company or a member of the Company’s Group (or any of their respective officers, employees, agents or advisers).

9.2	The Company agrees that it will within two weeks following the execution of this Agreement provide the Lender with a list of Third Parties with whom it has conducted discussions and negotiations in the previous month concerning a Restricted Activity.

9.3	The Company agrees that for the duration of the Exclusivity Period, it will not discuss and negotiate the Proposed Transaction with Third Parties whose principal area of operation is mining exploration, development or production.

9.4	The Company will immediately notify the Lender in writing if, during the Exclusivity Period, the Company or any member of its Group receive an offer (whether written or oral), indication of interest, proposal or enquiry from a Third Party concerning a Restricted Activity or any direct investment in the Company.

10	Representations and Warranties

10.1	The Company represents and warrants to the Lender in the terms of the Warranties on the date hereof, and the Company shall be deemed to represent that the Warranties are true and correct in all material respects upon any Advance Date with reference to the facts and circumstances then existing. The Company acknowledges and accepts that the Lender is entering into this Agreement on the basis of and in reliance upon, inter alia the Warranties.

10.2	Where any warranty is expressed to be qualified by reference to the awareness and/or knowledge and/or information and/or belief of the Company it will be deemed to mean that it has been made after all due and careful inquiry.

10.3	The Company hereby undertakes immediately to notify the Lender in writing if it comes to its knowledge that any of the Warranties was, when given, untrue, inaccurate or misleading in any material respect or ceases to be true and accurate or becomes misleading (or would be untrue, inaccurate or misleading in any material respect if repeated at the time of the Advance Date with reference to the facts and circumstances then existing).

10.4	The Lender warrants to the Company as follows and the Lender is deemed to repeat such warranties upon the Advance Date and acknowledges and accepts that the Company is entering into this Agreement on the basis of and in reliance upon (inter alia) such warranties:

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(a)	the Lender is public company incorporated in the England and Wales with limited liability that is validly existing and in good standing under the laws of England and Wales;

(b)	the Lender has the corporate power and capacity to enter into, and to perform its obligations under this Agreement. This Agreement has been duly authorised, executed and delivered by the Lender and is a valid and binding obligation of the Lender enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium, liquidation, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

11	COMPLIANCE

The Company covenants with the Lender that it will at all times in all material respects uphold, comply and act in accordance with the CSE Trading Rules and all Applicable Laws.

12	Undertakings

12.1	The Company irrevocably undertakes with the Lender that, from the date of this Agreement and for so long as any amount is outstanding under any Loan, it shall:

(a)	obtain, maintain and comply in all material respects with the terms of all material authorisations, approvals, licences, exemptions, notarisations and consents required to enable it lawfully to enter into and perform its obligations under this Agreement and the Warrant Deed (including, without limitation, to issue Common Shares in full satisfaction of the exercise of all Warrants) or to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement in England and Wales;

(b)	promptly inform the Lender of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Lender, confirm to the Lender that, save as previously notified to the Lender or as notified in that confirmation, no such Event of Default has occurred;

(c)	use all reasonable efforts to maintain the Admission of the Common Shares to trading on CSE;

(d)	comply with, and file in a timely manner all material reports and other documents required of it under all Applicable Laws, including the CSE Trading Rules, and will not take any action or file any document to terminate or suspend the admission of its Common Shares to trading on CSE;

(e)	take all steps reasonably necessary to preserve and continue the material licences, permits and other authorities required by the Company’s Group to carry on its business (as such business and as such material licences, permits and other authorities may be constituted from time to time);

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(f)	immediately notify the Lender upon its becoming aware of the issuance by the CSE of any notice relating to a potential or actual suspension or de-listing of the Common Shares from trading on CSE;

(g)	only use the proceeds of any Loan for activities in the ordinary course of its business; and

(h)	not enter into Restricted Activity or financing arrangements, either for equity or debt, (other than with the Lender) without offering the Lender the right of first refusal to enter into such other financing arrangements on materially the same bona fide terms as offered by a third party. For the avoidance of doubt such financing arrangements shall include royalty financing and offtake financing.

(i)	Not issue any of the 10,000,000 preferred shares that form part of the Company’s authorised share capital but have not yet been issued;

(j)	procure that the Company nor any member of the Company’s Group shall, without the prior written approval of Lender:

(i)	issue any loan capital or enter into any commitment with any person with respect to the issue of any loan capital;

(ii)	make any borrowing from its bankers other than in the ordinary and usual course of business;

(iii)	create or grant any Encumbrance over the whole or any part of the business, undertaking or assets of the Company or over any shares in the Company or any member of the Company’s Group, or agree to do so;

(iv)	make any loan (otherwise than by way of deposit with a bank or other institution the normal business of which includes the acceptance of deposits or in the ordinary course of business) or grant any credit (other than in the normal course of trading) or giving any guarantee (other than in the normal course of trading) or indemnity; or

(v)	issue or grant any options or warrants under which the holder may subscribe for Common Shares (other than in accordance with an employee incentive share scheme) which have an exercise price which is less than half the amount of the Conversion Price;

(k)	supply the Lender with the financial and other information necessary to keep the Lender informed about how effectively the Company is performing and in particular shall supply the Lender with quarterly management accounts of the Company within 28 days after the end of the month to which they relate, which shall include a profit and loss account, a balance sheet and a cashflow statement and such other information as the Lender may reasonably require;

12.2	The Company undertakes to the Lender to make all necessary price protection applications and notifications to the CSE and any other relevant authorities to ensure that in any circumstances where the Company carries out an equity fundraising involving the Lender, the price on issue of any Common Shares can be the same price as the Conversion Price.

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12.3	The Company undertakes to the Lender that, where any Common Shares are due to be allotted and issued to the Lender pursuant to this Agreement, whether on a Conversion Date, Maturity Date, or otherwise, it shall as soon as reasonably practicable following the Common Shares becoming due:

(a)	allot and issue the relevant number of Common Shares to the Lender;

(b)	make application and issue appropriate instructions for Admission and Delivery of the relevant number of Common Shares, such Admission and Delivery to occur as soon as practicable (and, in any event, within five (5) Trading Days); and

(c)	use all reasonable endeavours, including instructing its transfer agent to effect Delivery hereunder on an expedited basis and giving all other necessary directions and instructions, to procure Admission and Delivery of the relevant number of Common Shares in accordance with this clause.

12.4	The Company acknowledges that the Lender will incur significant costs, fees and expenses in reliance on the undertakings clauses 9.3 and 12.1(h). Accordingly, if the Company or any member of its Group breaches any of those undertakings, the Company will (without prejudice to any other rights or remedies that the Lender may have) pay to the Lender an amount equal to all costs, fees, disbursements and expenses (including in each case any applicable VAT) which have been or will be incurred by the Lender in connection with its investigation, evaluation and negotiation of the Proposed Transaction (including any costs, fees or expenses incurred before this Agreement was signed) (“Break Fee”).

12.5	Without prejudice to any other rights or remedies that the Lender may have, the Company acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the undertakings in this Agreement and the Lender will be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of such undertakings.

13	Events of Default

13.1	Each of the following events is an Event of Default:

(a)	the Company fails duly to perform or comply in any material respect with any material obligation expressed to be assumed by it in this Agreement or the Warrant Deed;

(b)	all or any substantive part of the Common Shares is delisted from or ceases to trade on CSE (not to include temporary suspensions of trading up to a maximum five (5) consecutive Trading Days);

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(c)	the Company is in material breach of any of the material undertakings, representations or Warranties set out in this Agreement or the Warrant Deed;

(d)	any Insolvency Event occurs;

(e)	the Company repudiates this Agreement or the Warrant Deed or makes any public statement evidencing an intention to repudiate this Agreement or the Warrant Deed;

(f)	at any time any material act, condition or thing required to be done, fulfilled or performed by the Company in order:

(i)	to enable the Company lawfully to enter into, exercise its rights under or perform the material obligations expressed to be assumed by it in this Agreement or the Warrant Deed;

(ii)	to ensure the performance of the material obligations expressed to be assumed by the Company in this Agreement, or the Warrant Deed; or

(iii)	to make this Agreement or the Warrant Deed admissible in evidence in England and Wales,

is not done, fulfilled or performed within any time available to ensure compliance with the same;

(g)	at any time it is or becomes unlawful for the Company to perform or comply with any or all of its material obligations under this Agreement or the Warrant Deed or any of the material obligations of the Company under this Agreement or the Warrant Deed are not, or cease to be, legal, valid and binding (unless due to any action of the Lender or a change in status of the Lender); or

(h)	the occurrence of a Material Adverse Change.

13.2	On and at any time after the occurrence of an Event of Default, which is continuing, the Lender, in its absolute discretion may, by written notice to the Company, declare all outstanding amounts under the Loan and any interest thereon to be immediately due and payable, together with any other sums then owed by the Company to the Lender and, upon that declaration, such sums shall become immediately due and payable, without further demand or notice of any kind, all of which are hereby expressly waived by the Company.

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13.3	For the avoidance of doubt, the conversion of any outstanding amount of the Loan shall only be deemed completed upon the Company having complied with its obligations pursuant to clause 12.2.

13.4	Notwithstanding anything else in this Agreement and other than in relation to clause 13.1(b), no failure by any member of the Company’s Group to do, fulfil or perform any act, condition or thing shall constitute the occurrence of an Event of Default unless such failure, if capable of remedy, has not been remedied within five (5) calendar days of the earlier of notice of that failure by the Lender to the Company or the date the Company becomes aware of such failure (the “Cure Period”), provided, however, that nothing shall derogate from the rights of the Lender in respect of any other Event of Default which may arise from an earlier Event of Default which has been remedied during the Cure Period.

13.5	Notwithstanding anything else in this Agreement, neither the Company nor the Lender shall be deemed in default nor shall an occurrence of an Event of Default be constituted with regard to any act, condition or thing required to be done, fulfilled or performed hereunder if such failure is due to acts of war or terrorism, outbreak of disease of other comparable event which is beyond the reasonable control of such person and which disrupts the operation of the financial system in the United Kingdom, Canada, the United States of America or elsewhere.

14	INDEMNITIES

14.1	The Company shall promptly indemnify the Lender against any direct loss or reasonable expense which the Lender shall sustain or incur as a consequence of:

(a)	any default in repayment of the Loan or any part thereof or payment of interest accrued thereon or any other amount payable under this Agreement on the due date;

(b)	the occurrence of any Event of Default; and

(c)	any repayment of the Loan or part thereof being made after the relevant due date for repayment or for prepayment, as the case may be;

including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding, the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or part thereof.

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15	announcements

15.1	The Company hereby undertakes to the Lender that it will not make any public announcement or statement or communication regarding this Agreement without the prior written consent of the Lender.

16	Costs and expenses

The Company shall pay all of its and the Lender’s costs and expenses in relation to the negotiation, preparation and execution and carrying into effect of this Agreement.

17	Benefit of this Agreement

This Agreement shall be binding upon and enure to the benefit of each party to this Agreement and its lawful successors and assigns.

18	Assignments and transfers

Neither the Company nor the Lender may assign or transfer its rights, benefits and obligations under this Agreement without prior written approval of the other Party, which may be withheld in such Party’s discretion, save that the Lender may assign to a member of its Group.

19	Remedies and waivers

19.1	No failure, delay or other relaxation or indulgence on the part of the Lender or the Company to exercise any power, right or remedy shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

19.2	All rights of the Lender and the Company contained in this Agreement are in addition to all rights vested or to be vested pursuant to common law or statute.

20	Severability

Each of the provisions of this Agreement is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

21	Notices

21.1	Any notice to be given by any Party hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by email (to such email address as may from time to time be notified by the relevant party) or given by letter sent by first-class registered mail to the party to receive such notice provided that any party may change its address or facsimile number for notice by giving to the other party written notice of such change.

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21.2	Any notice given under this Clause shall be effective:

(a)	if delivered personally, when delivered;

(b)	if sent by email (to the Company FAO Helga Fairhurst to hf@bunkerhillmining.com) and to the Lender (FAO Tom Hill to tom@hummingbirdresources.co.uk), either (i) on receipt of a read receipt email from the correct address; (ii) 24 hours from delivery if sent to the correct email address and no notice of delivery failure is received; or (iii) on receipt of confirmation of receipt from the recipient; or

(c)	if sent by first-class registered post within the United Kingdom, two Business Days after posting or if sent from or to any place outside the United Kingdom by prepaid priority airmail seven Business Days after posting.

22	Law and Jurisdiction

This Agreement is governed by and shall be construed in accordance with the laws of England and Wales and the parties submit to the non-exclusive jurisdiction of the English courts to settle any disputes which may arise out of or in connection with this Agreement.

23	Counterparts and delivery

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same agreement.

24	third party rights

A person who is not a party to this Agreement has no right under the Contract (Rights of Third Parties) Act 1999 to enforce or enjoy the benefits of this Agreement.

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IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date written at the beginning of this Agreement.

Signed for and on behalf of

BUNKER HILL MINING CORPORATION	/s/ Jennifer Boyle
by its duly authorised representative	Director
Jennifer Boyle Print name

Signed for and on behalf of

HUMMINGBIRD RESOURCES PLC by its	/s/ Thomas Hill
duly authorised representative	Director Thomas Hill Print name

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SCHEDULE 1

SHARE CAPITAL

Issued share capital (Common Shares):	33,013,715
Issued share capital (Preferred Shares)	Nil
Other rights over shares or securities in the Company	6,634,955 (Warrants) 2,871 ,000 (Options)

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SCHEDULE 2

WARRANTIES

1	Due Diligence Queries

1.1	All statements of fact contained in the Company’s written responses to the due diligence queries provided by the Lender to the Company dated 12 June 2018 were when given true and accurate in all material respects and were not misleading in any material respect and all expressions of belief, opinion, intention and expectation contained in such answers were fair and honestly held at the time made and had been made after reasonable enquiry.

1.2	The title opinions dated 12 November 2017 and 13 December 2017 relating to certain of the Material Licences provided by the Company to the Lender remain true and accurate in all material respects and not misleading in any material respect.

2	Capacity and Compliance with Law and Regulation and issue of Common Shares

2.1	The details set out in Schedule 1 relating to the Company’s share capital are true and accurate.

2.2	The trading of the Common Shares on CSE has not ceased or been suspended, the Company has not received any notice threatening the continued trading of the Common Shares on CSE and the Company is not aware of any event which might reasonably be expected to cause such cessation or suspension.

2.3	This Agreement constitutes a legally binding and enforceable obligation of the Company. The Company has all necessary corporate power under its Constitution to enter into this Agreement and there are no consents, authorisations, approvals or licences required by the Company (including, without limitation, any sanction or consent of the shareholders of the Company or any class of them) for the Company to enter into and comply with its obligations under this Agreement.

2.4	The execution and delivery of this Agreement and the performance of its terms by the Company do not conflict with the Company’s Constitution, any Applicable Laws or any material agreements, obligations or commitments binding upon it.

2.5	Any Common Shares to be issued under this Agreement will be allotted and issued as fully paid and free from all Encumbrances whatsoever (other than those created or arising from the actions of the Investor) and will rank pari passu in all respects with the existing issued Common Shares including the right to receive dividends or other distributions declared, made or paid after the date of issuance (unless the market price of such Common Shares at the date of issuance is quoted “ex dividend”).

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2.6	Each member of the Company’s Group has complied in all material respects with all Applicable Laws and has obtained and is in material compliance with the terms and conditions of all material licences, permits, leases, concessions, permissions, authorisations and consents necessary for the carrying on of its business for the time being, all of which are in full force and effect, and the Company is not aware of any material breach of them and there are no circumstances which may prejudice the continuation of them or which indicate that any of them may be revoked or terminated or not renewed, in whole or in part, in the ordinary course of events.

2.7	The Company has made all announcements required to be made by it to the market under the CSA Trading Rules, including all announcements of information that is material for investors to make an informed decision on their investment in the Company, and all statements of fact in such announcements made by the Company (including, without limitation, all resource, reserve and/or drilling updates and all announcements of resources, reserves and/or drilling results) were when made true, accurate and not misleading in all material respects. Each expression of opinion or intention or expectation in each such announcement was made on reasonable grounds after reasonable enquiry and was truly and honestly held by the Company at the time it was made and was fairly based. There was no other fact known that was omitted from disclosure in any such announcement which, by such omission, made any such statement or expression in any such announcement misleading (by itself or in its context) in any material respect.

2.8	No event has occurred and is subsisting or, to the knowledge of the Company, is about to occur which constitutes or would constitute a material default by any member of the Company’s Group, or result in the acceleration by reason of default of any material obligation of any member of the Company’s Group, under any agreement, undertaking, instrument or arrangement to which any member of the Company’s Group is a party or by which any of them or any of their respective interests, properties, revenues and assets are bound which would in any such case have a material adverse effect on the business, assets, prospects or condition of any member of the Company’s Group.

2.9	Save as disclosed by the Company in the Accounts, or on the Company’s website or via SEDAR, there are in force no options or other agreements which require or may require, or confer any right to require, the issue of any shares or other securities of any member of the Company’s Group now or at any time after the date of this Agreement. None of the owners or holders of any of the share capital of the Company has any rights, in his capacity as such, in relation to the Company’s Group other than as set out in the Constitution.

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3	The Accounts

3.1	The Accounts have been prepared in accordance with the Accounting Standards and all Applicable Laws, give a true and fair view of the assets and liabilities and state of affairs of the Company’s Group as at the end of each of the financial periods to which they relate and of the cash flow and profit and loss for each such period and either make proper provision for or, where appropriate, include a note in accordance with good accounting practice in respect of all material liabilities and capital commitments of the Company’s Group, whether actual, deferred, contingent or disputed.

3.2	Since the date of the last set of Accounts, the Company’s Group has carried on its business in the ordinary and usual course and there has been no Material Adverse Change.

3.3	The total current liabilities of the Company (not including its obligations to make payments under the EPA Agreement and under the Bunker Hill Mining Lease with Option to Purchase dated 1 November 2017) are less than US$500,000.

4	Contracts

4.1	No member of the Company’s Group is a party to any contract or obligation that is onerous or unusual or not on an arm’s length basis, which has not been fairly disclosed via a regulatory information service or in the financial statements of the Company and which is of material importance to the business of the Company’s Group.

4.2	To the Company’s knowledge, there are no grounds for the invalidity or rescission, avoidance or repudiation of any agreement or transaction to which any member of the Company’s Group is a party and no member of the Company’s Group has received any notice of any intention to terminate any such agreement or to repudiate or disclaim any such transaction, and which in each case is of material importance to the business of the Company’s Group.

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5	Litigation

Save as disclosed in the Accounts or via a regulatory information service no member of the Company’s Group is engaged in any material litigation, arbitration, prosecution or other legal proceedings or subject to official investigation or enquiry, and, to the knowledge the Company no material litigation, arbitration, prosecution or other proceedings, investigation or enquiry is pending or threatened against any member of the Company’s Group and no circumstances that are likely to give rise to any such litigation, arbitration, prosecution or other proceedings, investigations or enquiry exist, which in any of the foregoing cases, either individually or collectively would reasonably be expected to constitute a Material Adverse Change.

6	Insolvency, winding-up, etc.

No Insolvency Event has occurred in relation to any Group Company.

7	Indebtedness

No outstanding material indebtedness of any member of the Company’s Group has become repayable before its stated maturity, nor has any security in respect of such indebtedness become enforceable by reason of default by any member of the Company’s Group and, to the knowledge of the Company, no event has occurred which, or circumstances arisen such that, with the lapse of time and/or the fulfilment of any condition and/or the giving of notice and/or the making of a determination and/or other formality, may result in any such indebtedness becoming so repayable or any such security becoming enforceable, and no person to whom any indebtedness of any member of the Company’s Group which is repayable on demand is owed has demanded or threatened to demand repayment of, or to take any steps to enforce any security for, the same.

8	Intellectual Property

No Group Company is materially dependent on any patent rights, know-how, trademarks, service marks, trade names, designs, design rights, copyrights or other similar rights which it does not own or have the right to use.

9	Assets

Each member of the Company’s Group has good and marketable title to all of its fixed assets (including real estate properties) which are material to its business, to the extent that the concept of good and marketable title can reasonably be applied to certain of such assets, having regard to their specific nature, and no Encumbrances exist over any Group Company’s assets, save for any assets held on lease, hire purchase or any similar financing arrangements.

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10	Material Licences and Environmental Matters

10.1	The Company’s Group has all material leases, tenancies, licences, concessions, permits, authorisations, consents or similar agreements or permissions (including options thereover) required by the Company’s Group to carry on its business as such business (including the Bunker Hill Mining Lease with Option to Purchase dated 1 November 2017 and the EPA Agreement) and as such leases, tenancies, licences, concessions, permits, authorisations, consents or similar agreements or permissions (including options thereover) may be constituted are for the time being comprised (the “Material Licences”).

10.2	Except where it would not result in a Material Adverse Change, without prejudice to the generality of paragraph 10.1 above:

(a)	the Material Licences are valid and subsisting, the title to each Material Licence and all interest therein is vested in a member of the Company’s Group and all prior transfers or assignments of the Material Licences and all interests therein were valid and enforceable in accordance with their terms and duly registered with, and (if required under the terms thereof or otherwise by Applicable Laws) approved by, the appropriate authorities, or application for any such approval (if required under the terms thereof or otherwise by Applicable Laws) has been duly made and no member of the Company’s Group is aware of any reason such application may be denied;

(b)	all of the relevant original documents of title in relation to the Material Licences are in the possession or under the control of or accessible by the relevant member of the Company’s Group and are validly executed by such member of the Company’s Group or predecessors in title to such member of the Company’s Group and the relevant granting authority, are enforceable in accordance with their terms and are duly registered with the appropriate authorities;

(c)	the relevant member of the Company’s Group has all necessary rights pursuant to the Material Licences to carry out all the exploration, development or, where relevant, production operations currently carried on by or on behalf of the Company’s Group in the area the subject of the Material Licences;

(d)	the Company’s Group has, or has the benefit of, all necessary rights, easements, interests, covenants (restrictive or positive), conditions, restrictions, exceptions, reservation conditions and other encumbrances necessary in order to enable it to exercise its rights arising from the Material Licences in the manner in which they are currently, exercised;

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(e)	the Company’s Group has observed all material covenants, restrictions, notices or other obligations in respect of the Material Licences; and

(f)	all operations carried out by the Company’s Group on the area the subject of the Material Licences have been materially in accordance with the terms of the Material Licences and all applicable legislation and regulations and any orders, consents or permissions made or given thereunder.

10.3	Each member of the Company’s Group is and always has been in compliance in all material respects with all applicable Environmental Laws and has obtained and complied in all material respects with the terms and conditions of, all material environmental permits and licences and other authorisations required in relation to the operations of its business, and, to the knowledge of the Company, there are in relation to each member of the Company’s Group, no past or present events, conditions, circumstances, activities, practices or incidents which materially interfere with or prevent compliance with or which give rise to any material liability under Environmental Laws or otherwise form the basis of any claim, action, suit, proceedings, hearing or investigations relating to the environment or any breach of Environmental Laws, which would result in a Material Adverse Change, nor has any member of the Company’s Group been notified of any such liability or breach.

10.4	For the purposes of paragraph 10.3, “Environmental Laws” shall mean all laws, regulations, directives, statutes, subordinate legislation, common law and other national and local laws, all judgments, orders, instructions or awards of any court or competent authority and all codes of practice and guidance notes to the extent enforceable and legally binding on the Company which have as a purpose or effect the protection of the Environment but excluding for the avoidance of doubt any of the above which regulate land use under the town and planning regime.

10.5	For the purposes of paragraph 10.3 “Environment” shall mean any and all living organisms (including man) and the ecosystems of which they form part and the media of air, water and land.

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